EXHIBIT 99.2

BLACKOUT NOTICE DATED July 16, 2003

(BEMIS)

Important Notice Concerning Your Rights

Under Your Retirement Plan (the “Plan”)

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As a result of servicing enhancements to your retirement plan, you will temporarily be unable to direct or diversify your investments, obtain a loan from the Plan, or obtain a distribution from the Plan.  This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period”.  Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period for the Plan is expected to begin on August 20, 2003 at 3:00 p.m. CDT and expected to end on August 27, 2003 at 8:00 a.m. CDT.

During the blackout period you will be unable to direct or diversify the assets held in your Plan account.  For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period.  For your long term retirement security, you should give careful consideration to the importance of a well-balanced and diversified portfolio, taking into account all your assets, income and investments.

If you have any questions concerning this notice, please call the Getting There Information Line at 1-877-285-7411.